Exhibit 23.4

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement of YD Bio Limited on Amendment No. 5 to Form F-4 (File No. 333-283428) of our report dated March 11, 2025 relating to the financial statements of Breeze Holdings Acquisition Corp. in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

New York, NY

April 30, 2025